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Exhibit 15.2

Consent of Independent Engineering and Environmental Services Firm

We consent to the incorporation by reference in the Annual Report of Foreign Private Issuers (Form 20-F) for the year ended December 31, 2007 of Companhia Siderúrgica Nacional, of our report with respect to the audit of the Casa de Pedra iron ore reserves issued in November 2006. We have been provided with a copy of the text and agree with the form and context in which our work is represented.

Santiago
June 3, 2008

GOLDER ASSOCIATES S/A

Dr W J Shaw

FAusIMM, CPGeo, FAIG, RPGeo.

Director
Golder Associates S.A.